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                                   EXHIBIT 16

December 14, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of the Report on form 8-K of Indigenous Global Development Corporation and we agree with statements contained therein as they relate to us as the auditors.

Very truly yours,


By: /s/ Stonefield Josephson, Inc.